Exhibit 99.1

China Green Agriculture, Inc. Announces the First Cash Dividend to Stockholders

XI'AN, China, October 1, 2014 /PRNewswire-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture", "we" or the "Company"), a company that mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced that the Company’s Board of Directors (the “Board”) has declared the Company’s first cash dividend of US$0.10 per share to the Company’s stockholders of common stock.

The dividend payable represents a total payment to the stockholders of approximately US$3.3 million. The first cash dividend is payable on or about January 31, 2015 to stockholders of record as of the close of business on the record date of Friday, October 31, 2014.

The Board approved this first cash dividend after reviewing the Company's financial performance, market condition and expected cash requirements and cash flows. In the future, the Board will continue to review the Company’s performance and consider dividend payments in appropriate amount to its stockholders from time to time.

Mr. Tao Li, chairman and CEO of the Company, said, "I am committed to reward my shareholders for your support. I am long time obliged to your trust and patience. This dividend due is a new start for us to optimize the use of our cash resources and future cash flows to support our business growth while enhancing the returns and values to our stockholders. The start of dividend payments demonstrates the management’s confidence in our new business model. From the current fiscal year, we engage ourselves to focus, to explore, and to explode our sales through various online, offline, and Online to Offline (“O2O”) channels. We are excited and ambitious with our growth in future. I welcome you to evidence with me the modern agriculture business in this revolutionary era."

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, blended fertilizers, organic compound fertilizers, mixed organic-inorganic compound fertilizers, slow-release fertilizers, highly concentrated water soluble fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 125 different kinds of fertilizer products as of June 30, 2014, all of which are certified by the government of the People's Republic of China ("PRC") as "Green Food Production Materials", as certified by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products through 926 distributors in 27 provinces, four autonomous regions, and 3 central government controlled municipalities in PRC. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of June 30, 2014, Gufeng produced and sold 328 different kinds of fertilizer products, and marketed its products through 263 distributors among China. As of June 30, 2014, the Company has a total of 1,189 distributors and 453 different fertilizer products. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Ran Liu (English and Chinese)
Tel: +86-29-88266383; 13389205500
Email: liuran@cgagri.com

SOURCE China Green Agriculture, Inc.